UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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BAXTER INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Baxter International Inc.	847.948.2000

                                    One Baxter Parkway
                                    Deerfield, Illinois 60015
March      , 2006
Dear Shareholder:
You are cordially invited to attend our Annual Meeting of Shareholders on Tuesday, May 9, 2006 at 10:30 a.m. Central Time at the Palmer House Hilton Hotel, Grand Ballroom, 17 East Monroe Street, Chicago, Illinois.
The Notice of the Annual Meeting and Proxy Statement that accompany this letter describe the business requiring action at the meeting.
Your vote is very important. You can vote your shares by using the Internet or the telephone. Instructions for using these convenient services are set forth on the enclosed proxy card. Alternatively, you may vote your shares by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the enclosed envelope.
Whether or not you plan to attend the Annual Meeting in person, I urge you to vote your shares as soon as possible. If you attend the Annual Meeting, you may revoke your proxy and vote in person.
I look forward to seeing you at the Annual Meeting.
Very truly yours,
Robert L. Parkinson, Jr.
Chairman of the Board,
President and Chief
Executive Officer
Your Vote is Important
Please Vote by Using the Internet,
The Telephone, or by Signing, Dating, and Returning
The Enclosed Proxy Card

Baxter International Inc.	847.948.2000
One Baxter Parkway
Deerfield, Illinois 60015

March      , 2006
Notice of Annual Meeting of Shareholders
The 2006 Annual Meeting of Shareholders of Baxter International Inc. will be held at the Palmer House Hilton Hotel, Grand Ballroom, 17 East Monroe Street, Chicago, Illinois, on Tuesday, May 9, 2006 at 10:30 a.m. Central Time, for the following purposes:

1.	To elect four directors to hold office for a term of one year if Item 3 below is approved, or to elect four directors to hold office for a term of three years if Item 3 is not approved;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Baxter in 2006;

3.	To approve amendments to Baxter’s Restated Certificate of Incorporation to eliminate the classified board and provide for the annual election of directors;

4.	To approve amendments to Baxter’s Restated Certificate of Incorporation to decrease the minimum and maximum number of directors; and

5.	To transact any other business that may properly come before the meeting, including consideration of a shareholder proposal on redemption of the shareholder rights plan, if such proposal is properly presented at the meeting.
Only shareholders of record at the close of business on March 13, 2006 will be entitled to vote at the meeting.
By order of the Board of Directors,
Susan R. Lichtenstein
Corporate Vice President,
General Counsel and
Corporate Secretary

Baxter International Inc.
One Baxter Parkway
Deerfield, Illinois 60015
Proxy Statement
       The accompanying proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Shareholders to be held on Tuesday, May 9, 2006 in accordance with the foregoing notice. This Proxy Statement and accompanying proxy card are being mailed to shareholders on or about March      , 2006.

Q:	Who is entitled to vote?

A:	All record holders of Baxter common stock (“Common Stock”) as of the close of business on March 13, 2006 are entitled to vote. On that day, approximately shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:	How do I vote?

A:	We offer our registered shareholders three ways to vote, other than by attending the Annual Meeting and voting in person:

•	Using the Internet, by following the instructions on the proxy card;

•	By telephone, using the telephone number printed on the proxy card; or

•	By mail, using the enclosed proxy card and return envelope.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, we are asking you to give your proxy to our Chief Executive Officer and General Counsel (the “Proxyholders”). In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting.

If you give your proxy but do not include specific instructions on how to vote, the Proxyholders will vote your shares in the following manner:

•	For the election of the Board’s nominees for director;

•	For the ratification of the appointment of PricewaterhouseCoopers LLP as Baxter’s independent registered public accounting firm;

•	For each of the management proposals seeking approval of amendments to Baxter’s Restated Certificate of Incorporation; and

•	Against the shareholder proposal.

Q:	What if I submit a proxy and later change my mind?

A:	If you have given your proxy and later wish to revoke it, you may do so by giving written notice to the Corporate Secretary, submitting another proxy bearing a later date (in any of the permitted forms), or casting a ballot in person at the Annual Meeting.

Q:	What happens if other matters are raised at the meeting?

A:	If other matters are properly presented at the meeting, the Proxyholders will have the discretion to vote on those matters for you in accordance with their best judgment. However, Baxter’s Corporate Secretary has not received timely and proper notice from any shareholder of any other matter to be presented at the meeting.

Q:	Who will count the votes?

A:	Automatic Data Processing, will serve as proxy tabulator and count the votes.

Q:	How is it determined whether a matter has been approved?

A:	Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting will be determined as follows.

•	The four persons receiving the largest number of votes cast at the Annual Meeting in person or by proxy will be elected as directors;

•	Amendments to Baxter’s Restated Certificate of Incorporation to eliminate the classified board structure require the affirmative vote of two-thirds of holders of the outstanding shares of Common Stock;

•	Amendments to Baxter’s Restated Certificate of Incorporation to reduce the minimum and maximum number of directors require the affirmative vote of a majority of the outstanding shares of Common Stock; and

•	Each other matter requires the affirmative vote of a majority of the shares of Common Stock voted at the Annual Meeting in person or by proxy.

Q:	What constitutes a quorum?

A:	A quorum is present if a majority of the outstanding shares of Common Stock entitled to vote is represented in person or by proxy. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:	What are broker non-votes?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by the New York Stock Exchange, such as the election of directors, the ratification of the appointment of the independent registered public accounting firm and the amendments to Baxter’s Restated Certificate of Incorporation. On non-routine matters, such as the shareholder proposal, nominees cannot vote unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.”

Q:	What effect does an abstention have?

A:	Abstentions or directions to withhold authority will have no effect on the outcome of the election of directors. Abstentions will have the same effect as a vote against any of the other matters specified in the Notice of Annual Meeting.

Q:	What shares are covered by the proxy card?

A:	The proxy card covers all shares held by you of record (i.e., registered in your name), including those held in Baxter’s Dividend Reinvestment Plan, Shared Investment Plan, executive compensation plans, Employee Stock Purchase Plan, and any shares credited to your Incentive Investment Plan (IIP) account or Puerto Rico Savings and Investment Plan account held in custody by the plan trustee.

If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.

If you are a current or former Baxter employee with shares credited to your account in the IIP or Puerto Rico Savings and Investment Plan, then your proxy card (or vote via the Internet or by telephone) will serve as voting instructions to the plan trustee. The trustee will vote your shares as you direct, except as may be required by the Employee Retirement Income Security Act (ERISA). If you fail to give instructions to the plan trustee, the trustee may vote shares credited to your account in the IIP or Puerto Rico Savings and Investment Plan at its discretion. To allow sufficient time for voting by the plan trustee, your voting instructions must be received by May 2, 2006.

Proposal 1 — Election of Directors
      Baxter’s Board of Directors currently consists of twelve members and is divided into three classes. The directors in each class serve three-year terms. The Board has nominated the four current directors of Baxter whose terms expire at the 2006 Annual Meeting for re-election as directors. However, if the amendments to Baxter’s Restated Certificate of Incorporation eliminating the classified board structure are approved by the requisite vote of shareholders, directors, including those elected at the 2006 Annual Meeting, will be elected for one-year terms.
      All of the nominees have indicated their willingness to serve if elected, but if any should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board of Directors. The Board of Directors appointed Peter S. Hellman on March 30, 2005 to serve as a director until the 2006 Annual Meeting of Shareholders. Mr. Hellman was recommended to the Corporate Governance Committee by an independent search firm. No nominations for directors were received from shareholders, and no other candidates are eligible for election as directors at the 2006 Annual Meeting. The Proxyholders intend to vote the shares represented by proxy in favor of all of the Board’s nominees, except to the extent a shareholder withholds authority to vote for the nominees.
      Set forth below is information concerning the nominees for election as well as information concerning the current directors in each class continuing after the Annual Meeting of Shareholders. The Board of Directors recommends a vote FOR the election of all of the nominees for director.
Nominees for Election as Directors (Term Expires 2009)

Walter E. Boomer, age 67, has served as a Director of Baxter since 1997. From 1997 until his retirement in April 2004, General Boomer served as President and Chief Executive Officer of Rogers Corporation, a manufacturer of specialty materials for targeted applications, focused on communications and computer markets. General Boomer also served as Chairman of the Board of Rogers Corporation between April 2002 and April 2004 and continues as director. From 1994 to 1996, he served as Executive Vice President of McDermott International Inc. and President of the Babcock & Wilcox Power Generation Group. In 1994, General Boomer retired as a General and Assistant Commandant of the United States Marine Corps after 34 years of service. General Boomer also serves as a director of Cytyc Corporation.

James R. Gavin III, M.D., Ph.D., age 60, has served as a Director of Baxter since 2003. Since January 2005, Dr. Gavin has been Clinical Professor of Medicine and Senior Advisor of Health Affairs at Emory University, and since March 2005, he also has been Executive Vice President for Clinical Affairs at Healing Our Village, LLC, in Atlanta. From July 2002 to January 2005, Dr. Gavin was President of the Morehouse School of Medicine and from 1991 to July 2002, he was Senior Science Officer at Howard Hughes Medical Institute, a nonprofit medical research organization. From 1987 to 1991, he was at the University of Oklahoma Health Sciences Center as a Professor and as Chief of the Diabetes Section and Acting Chief of the Section on Endocrinology, Metabolism and Hypertension. Dr. Gavin also serves as a director of Amylin Pharmaceuticals, Inc. and MicroIslet, Inc.

Peter S. Hellman, age 56, has served as a Director of Baxter since March 2005. Mr. Hellman has been President and Chief Financial and Administrative Officer of Nordson Corporation, a manufacturer of systems that apply adhesives, sealants and coatings during manufacturing operations, since March 2004 and a director since May 2001. From February 2000 to March 2004, Mr. Hellman served as Executive Vice President and Chief Financial and Administrative Officer of Nordson Corporation. From 1989 to 1999, Mr. Hellman held various positions with TRW Inc., the most recent of which were President and Chief Operating Officer. Mr. Hellman also serves as a director of Qwest Communications International Inc.

K. J. Storm, age 63, has served as a Director of Baxter since 2003. Mr. Storm is a registered accountant (the Dutch equivalent of a Certified Public Accountant) and was Chief Executive Officer of AEGON N.V., an international insurance group from 1993 until his retirement in 2002. Mr. Storm is a Supervisory Board Member of AEGON N.V., Interbrew S.A., KLM, N.V. and PON Holdings B.V.
Directors Continuing in Office (Term Expires 2007)

Blake E. Devitt, age 59, has served as a Director of Baxter since March 2005. Mr. Devitt retired in October 2004 from the public accounting firm of Ernst & Young LLP. During his 33-year career at Ernst & Young, Mr. Devitt held several positions, including Senior Audit Partner from 1983 to 2004 and Director, Pharmaceutical and Medical Device Industry Practice, from 2001 to October 2004.

John D. Forsyth, age 58, has served as a Director of Baxter since 2003. Mr. Forsyth has been Chairman of Wellmark Blue Cross Blue Shield, a healthcare insurance provider for residents of Iowa and South Dakota, since April 2000 and Chief Executive Officer since August 1996. Prior to that, he spent more than 25 years at the University of Michigan Health System, holding various positions including President and Chief Executive Officer.

Gail D. Fosler, age 58, has served as a Director of Baxter since 2001. Since 1989, Ms. Fosler has held several positions with The Conference Board, a global research and business membership organization. Ms. Fosler is currently Executive Vice President and Chief Economist of The Conference Board and directs its Economics Research Program, which produces economic indicators and analyses, as well as its operations outside of the United States. Ms. Fosler is also a director of Caterpillar Inc.

Carole Shapazian, age 62, has served as a Director of Baxter since 2003. Ms. Shapazian served as Executive Vice President of Maytag Corporation, a producer of home and commercial appliances, and as President of Maytag’s Home Solutions Group from January 2000 to December 2000. Prior to that, she was Executive Vice President and Assistant Chief Operating Officer of Polaroid Corporation, a photographic equipment and supplies corporation, from 1998 to 1999. From 1997 to 1998, she served as Executive Vice President and President of Commercial Imaging for Polaroid.

Directors Continuing in Office (Term Expires 2008)

Joseph B. Martin, M.D., Ph.D., age 67, has served as a Director of Baxter since 2002. Dr. Martin has been the Dean of the Harvard Faculty of Medicine since July 1997. He was Chancellor of the University of California, San Francisco from 1993 to 1997 and Dean of the UCSF School of Medicine from 1989 to 1993. From 1978 to 1989, he was chief of the neurology department of Massachusetts General Hospital and Professor of Neurology at Harvard Medical School. Dr. Martin also serves as a director of Cytyc Corporation and Scientific Learning Corp.

Robert L. Parkinson, Jr., age 55, is Chairman of the Board, Chief Executive Officer and President of Baxter, having served in that capacity since April 2004. Prior to joining Baxter, Mr. Parkinson was Dean of Loyola University Chicago’s School of Business Administration and Graduate School of Business from 2002 to 2004. He retired from Abbott Laboratories in 2001 following a 25-year career, having served in a variety of domestic and international management and leadership positions, including as President and Chief Operating Officer. Mr. Parkinson also serves on the boards of directors of Chicago-based Northwestern Memorial Hospital and the Northwestern Memorial Foundation as well as Loyola University Chicago’s Board of Trustees.

Thomas T. Stallkamp, age 59, has served as a Director of Baxter since 2000 and was appointed lead director in January 2004. Mr. Stallkamp has been an Industrial Partner in Ripplewood Holdings L.L.C., a New York private equity group, since July 2004. From 2003 to 2004, he served as Chairman of MSX International, Inc., a global provider of technology-driven engineering, business and specialized staffing services and from 2000 to 2003, he served as Vice Chairman and Chief Executive Officer of MSX. From 1980 to 1999, Mr. Stallkamp held various positions with DaimlerChrysler Corporation and its predecessor Chrysler Corporation, the most recent of which were Vice Chairman and President. Mr. Stallkamp also serves as a director of BorgWarner Inc. and Honsel International Technologies S.A.

Albert P.L. Stroucken, age 58, has served as a Director of Baxter since 2004. Since April 1998, Mr. Stroucken has served as President and Chief Executive Officer of H.B. Fuller Company, a manufacturer of adhesives, sealants, coatings, paints and other specialty chemicals. Mr. Stroucken was named Chairman of the Board of H.B. Fuller Company in October 1999. From 1997 to 1998, he was General Manager of the Inorganics Division of Bayer AG. From 1992 to 1997, Mr. Stroucken was Executive Vice President and President of the Industrial Chemicals Division of Bayer Corporation. He also serves as a director of Owens-Illinois, Inc.
Board of Directors
      Baxter’s Board of Directors currently consists of twelve members. The Board has determined that each of the following eleven current directors satisfies Baxter’s independence standards and the New York Stock Exchange’s listing standards: Walter E. Boomer, Blake E. Devitt, John D. Forsyth, Gail D. Fosler, James R. Gavin III, M.D., Ph.D., Peter S. Hellman, Joseph B. Martin, M.D., Ph.D., Carole Shapazian, Thomas T. Stallkamp, K. J. Storm and Albert P.L. Stroucken. Please refer to the section entitled “Corporate Governance — Director Independence” on page 9 for a discussion of Baxter’s independence standards.
      During 2005, the Board held 13 meetings. All directors attended 91% or more of the aggregate meetings of the Board and Board committees on which they served. Each regularly scheduled Board meeting was attended by all directors. In accordance with Baxter’s Corporate Governance Guidelines, which express the company’s expectation that directors attend the annual meeting of shareholders, all of the company’s directors attended the annual meeting of shareholders held on May 3, 2005.

Committees of the Board
      The Audit Committee, Compensation Committee, Corporate Governance Committee, Finance Committee, and Public Policy Committee are the standing committees of the Board of Directors. Each committee consists solely of independent directors, as defined by the rules of the New York Stock Exchange as well as Baxter’s Corporate Governance Guidelines, and is governed by a written charter. All committee charters are available on Baxter’s website at www.baxter.com under “Corporate Governance — Board of Directors — Committees of the Board” and in print upon request by writing to: Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.
Audit Committee
      The Audit Committee is currently composed of Thomas T. Stallkamp (Chair), Blake E. Devitt, Peter S. Hellman, K. J. Storm and Albert P.L. Stroucken. The Board has determined that Messrs. Stallkamp, Devitt, Hellman, Storm and Stroucken each qualify as an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Audit Committee is primarily concerned with the integrity of Baxter’s financial statements, system of internal accounting controls, the internal and external audit process, and the process for monitoring compliance with laws and regulations. Its duties include: (1) reviewing the adequacy and effectiveness of Baxter’s internal control over financial reporting with management and the independent and internal auditors, and reviewing with management Baxter’s disclosure controls and procedures; (2) retaining and evaluating the qualifications, independence and performance of the independent registered public accounting firm; (3) approving audit and permissible non-audit engagements to be undertaken by the independent registered public accounting firm; (4) reviewing the scope of the annual internal and external audits; (5) reviewing and discussing earnings press releases prior to their release; (6) holding separate executive sessions with the independent registered public accounting firm, the internal auditor and management; and (7) discussing guidelines and policies governing the process by which Baxter assesses and manages risk. The Audit Committee met 12 times in 2005. The Audit Committee Report appears on page 23.
Compensation Committee
      The Compensation Committee is currently composed of John D. Forsyth (Chair), Walter E. Boomer, Carole Shapazian and Thomas T. Stallkamp. The Compensation Committee exercises the authority of the Board relating to employee benefit plans and the compensation of Baxter’s executives. Its duties include: (1) making recommendations for consideration by the Board, in executive session, concerning the compensation of the Chief Executive Officer; (2) determining the compensation of executive officers (other than the Chief Executive Officer) and advising the Board of such determination; (3) making recommendations to the Board with respect to incentive compensation plans and equity-based plans and exercising the authority of the Board concerning benefit plans; and (4) serving as the administration committee of the company’s equity plans. The Compensation Committee met 5 times in 2005. The Compensation Committee Report begins on page 11.
Corporate Governance Committee
      The Corporate Governance Committee is currently composed of Walter E. Boomer (Chair), Blake E. Devitt, John D. Forsyth and Joseph B. Martin, M.D., Ph.D. The Corporate Governance Committee assists and advises the Board on director nominations, corporate governance and general Board organization and planning matters. Its duties include: (1) developing criteria, subject to approval by the Board, for use in evaluating and selecting candidates for election or re-election to the Board and assisting the Board in identifying and attracting qualified director candidates; (2) selecting and recommending that the Board approve the director nominees for the next annual meeting of shareholders and recommending persons to fill any vacancy on the Board; (3) determining Board committee structure and membership; (4) reviewing at least annually the adequacy of Baxter’s Corporate Governance Guidelines; (5) overseeing the succession planning process for management, including the Chief Executive Officer; (6) developing and implementing an annual process for evaluating the performance of the Chief Executive Officer; (7) developing and implementing an annual process for evaluating Board and committee performance; and (8) making recommendations to the Board concerning director compensation. The Corporate Governance Committee met 4 times in 2005.
Finance Committee
      The Finance Committee is currently composed of K. J. Storm (Chair), Gail D. Fosler, James R. Gavin, M.D., Ph.D., Peter S. Hellman and Albert P.L. Stroucken. The Finance Committee assists the Board in fulfilling its responsibilities in connection with the company’s financial affairs. The Finance Committee reviews and, subject to the limits specified in its charter, approves or makes recommendations or reports to the Board regarding: (1) proposed financing transactions, capital expenditures, acquisitions, divestitures and other transactions; (2) dividends; (3) results of the management of pension assets; and (4) risk management relating to the company’s hedging activities, use of derivative instruments and insurance coverage. The Finance Committee met 5 times in 2005.
Public Policy Committee
      The Public Policy Committee is currently composed of Gail D. Fosler (Chair), James R. Gavin III, M.D., Ph.D., Joseph B. Martin M.D., Ph.D. and Carole Shapazian. The Public Policy Committee is primarily concerned with the review of the policies and practices of Baxter to ensure that they are consistent with its social responsibility to act with integrity as a global corporate citizen to employees, customers and society. Its duties include: (1) addressing the company’s responsibilities with respect to the health and safety of employees, consumers and the environment; (2) overseeing, reviewing and making recommendations to the Corporate Responsibility Office as set forth in the company’s Global Business Practice Standards; (3) reviewing and making recommendations regarding Baxter’s Quality and Regulatory programs and performance; and (4) reviewing and making recommendations on the company’s Government Affairs Program, including the company’s positions with respect to pending legislative and other initiatives. The Public Policy Committee met 4 times in 2005.
Compensation of Directors
      Under Baxter’s non-employee director compensation plan (the “Director Compensation Plan”), non-employee director compensation consists of a combination of cash compensation, stock options and restricted stock, as described below.
Cash Compensation
      Under the Director Compensation Plan, each non-employee director receives a $45,000 annual cash retainer. In addition, each non-employee director also receives a $1,000 fee for each Board and each committee meeting attended, and each non-employee director who acts as the chair of any committee meeting receives an additional $1,000 for each meeting chaired by him or her. The lead director receives an additional annual cash retainer of $25,000. Non-employee directors are eligible to participate in a deferred compensation plan that allows deferral of all or any portion of cash payments until Board service ends and provides participants with a select sub-set of investment elections available to all eligible employees under Baxter’s Incentive Investment Plan (a tax-qualified section 401(k) profit sharing plan).
      Each non-employee director is eligible for life insurance benefits. Life insurance premiums of $1,080 in the aggregate were paid in 2005 for the benefit of non-employee directors.
Stock Options
      Each non-employee director is entitled to receive a grant of stock options annually on the date of the annual meeting of shareholders. Under the Director Compensation Plan, the annual stock option grant to each non-employee director has a target value on the grant date based on a Black-Scholes valuation of $60,000. The stock options become exercisable on the date of the next annual meeting of shareholders, and may become exercisable earlier in the event of death, disability, or a change in control of Baxter. Under the Director Compensation Plan, the Board or the Compensation Committee may substitute stock appreciation rights for any outstanding stock options granted on or after May 4, 2004.
Restricted Stock
      Each non-employee director also receives an annual grant of restricted shares of Baxter Common Stock on the date of the annual meeting of shareholders. The number of restricted shares to be granted to each non-employee director each year equals the quotient of $60,000 divided by the closing sale price for a share of Baxter Common Stock on the date of the annual meeting. The restricted shares vest on the date of the next annual meeting of shareholders and will be forfeited if the non-employee director leaves the Board for any reason other than death or disability prior to that date. In the event of a change in control of Baxter, all restrictions on the shares will terminate. Until vested, the restricted stock cannot be transferred or sold. During the restriction period, the directors have all of the other rights of a shareholder, including the right to receive dividends and vote the shares.
Director Stock Ownership Guidelines
      Baxter’s Corporate Governance Guidelines require that after five years of Board service, each director is to hold five times the annual cash retainer provided to directors.
      The following table provides information on 2005 compensation for non-employee directors who served during 2005.
Non-Employee Director Compensation for 2005

	Cash		Meeting	Stock	Restricted	Life
Name	Retainer		Fees	Options	Stock	Insurance	Total

Walter E. Boomer	$45,000		$25,000	$60,000	$60,000	$135	$190,135
Blake E. Devitt	33,750	(1)	22,000	60,000	60,000	0	175,750
John D. Forsyth	45,000		30,000	60,000	60,000	135	195,135
Gail D. Fosler	45,000		28,000	60,000	60,000	135	193,135
James R. Gavin, M.D., Ph.D.	45,000		21,000	60,000	60,000	135	186,135
Peter S. Hellman	33,750	(1)	24,000	60,000	60,000	0	177,750
Joseph B. Martin, M.D., Ph.D.	45,000		20,000	60,000	60,000	135	185,135
Carole Shapazian	45,000		25,000	60,000	60,000	135	190,135
Thomas T. Stallkamp	61,667	(2)	41,000	60,000	60,000	0	222,667
K. J. Storm	45,000		33,000	60,000	60,000	135	198,135
Albert P.L. Stroucken	45,000		30,000	60,000	60,000	135	195,135

(1)	Includes the prorated portion of Mr. Devitt’s and Mr. Hellman’s annual cash retainer for their service as directors in 2005.

(2)	Includes the prorated portion of an additional cash retainer of $16,667 for Mr. Stallkamp’s service as the lead director during 2005.

Corporate Governance
Director Independence
      To be considered independent, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with Baxter. Pursuant to Baxter’s Corporate Governance Guidelines, a director will not be independent if, within the preceding three years:

•	the director was employed by Baxter;

•	an immediate family member of the director was employed by Baxter as an executive officer;

•	the director was employed by or affiliated with, or an immediate family member of the director was employed in a professional capacity by or affiliated with, the independent auditor of Baxter;

•	a present Baxter executive officer was on the compensation committee of the board of directors of a company that concurrently employed the Baxter director, or that concurrently employed an immediate family member of the director as an executive officer; or

•	the director received, or an immediate family member of the director received, more than $100,000 during any twelve-month period within the preceding three years in direct compensation from Baxter, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
      The Corporate Governance Guidelines also provide that the following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s independence:

•	if a Baxter director or an immediate family member of a Baxter director is a partner, officer, employee or controlling shareholder of or is otherwise affiliated with another company or professional entity (including any law firm or investment banking firm) that does business with Baxter and the annual payments to, or from, Baxter in any year do not exceed (A) one percent of the consolidated gross revenue of Baxter for its most recently completed fiscal year or (B) the greater of $1,000,000 or two percent of the consolidated gross revenue of the other company or professional entity for its most recently completed fiscal year;

•	if a Baxter director is a partner, executive officer or controlling shareholder of or is otherwise affiliated with another company that is indebted to Baxter, or to which Baxter is indebted, and the total amount of either company’s indebtedness to the other does not exceed (A) one percent of the total consolidated assets of Baxter as of the end of its most recently completed fiscal year or (B) one percent of the total consolidated assets of the other company as of the end of its most recently completed fiscal year; and

•	if a Baxter director serves as an officer, director or trustee of or is otherwise affiliated with a tax-exempt organization, and Baxter’s discretionary contributions to the organization are less than the greater of $100,000 or two percent of that organization’s consolidated gross revenues in any single fiscal year. Baxter’s automatic matching of employee charitable contributions will not be included in the amount of Baxter’s contributions for this purpose.
      The relationship described under the caption entitled “Certain Relationships and Related Transactions” on page 20 of this Proxy Statement was considered in assessing the independence of Ms. Fosler and her relationship was not deemed to impair her independence in light of the criteria set forth above. For relationships not covered above, the determination of whether the director is independent or not will be made by the directors who satisfy the independence guidelines.

Corporate Governance Guidelines
      Baxter’s Board of Directors has long adhered to corporate governance principles designed to ensure effective corporate governance. Since 1995, the Board of Directors has had in place a set of corporate governance guidelines reflecting these principles. Baxter’s current Corporate Governance Guidelines cover topics including, but not limited to, director qualification standards, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. Baxter’s Corporate Governance Guidelines, amended as of February 22, 2005, are available on Baxter’s website at www.baxter.com under “Corporate Governance — Guidelines” and in print upon request by writing to: Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.
Global Business Practice Standards and Corporate Responsibility Office
      Baxter has adopted a code of business conduct and ethics, called the Global Business Practice Standards, that applies to all members of Baxter’s Board of Directors and all employees of the company, including the Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers. Any amendment to, or waiver from, a provision of its Global Business Practice Standards that applies to Baxter’s Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions will be disclosed on the company’s website, at www.baxter.com under “Corporate Governance.” Baxter’s Global Business Practice Standards are available on Baxter’s website at www.baxter.com under “Corporate Governance — Business Practices” and in print upon request by writing to: Business Practices, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.
      The Corporate Responsibility Office, which was established by the Board in 1993, is responsible for communicating the company’s Global Business Practice Standards, maintaining multiple channels for employees to report concerns, providing guidance and training to employees and directors (including, for directors, both one-on-one orientation to Baxter’s business practice processes as well as the same on-line Business Practice Standards Awareness Training course for employees), and monitoring compliance. Permanent members of the Corporate Responsibility Office include the company’s Vice President of Business Practices, who reports to the Public Policy Committee, and the Vice President of Corporate Audit, who reports to the Audit Committee.
Executive Sessions
      The non-employee directors of the Board met in executive session without management at every regularly scheduled meeting during 2005 pursuant to Baxter’s Corporate Governance Guidelines. The Audit Committee is required by its charter to hold separate sessions during at least five committee meetings with each of the internal auditor, the independent auditor and management. The Compensation Committee also meets in executive session as it deems appropriate.
Lead Director
      Baxter’s lead director is currently Thomas T. Stallkamp. Baxter’s Corporate Governance Guidelines provide that the lead director is responsible for presiding at all executive sessions of the Board and acting as the liaison between the non-management directors and the Chair of the Board. In addition, the lead director serves as the contact person to facilitate communications by Baxter employees and shareholders directly with the non-management members of the Board. The Corporate Governance Committee recommends a lead director to the full Board for approval on an annual basis.
Communicating with the Board of Directors
      Shareholders and other interested parties may contact any of Baxter’s directors, including the lead director or the non-management directors as a group, by writing a letter to Baxter Director c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015 or by sending an e-mail to boardofdirectors@baxter.com. Communications will be forwarded by Baxter’s Corporate Secretary directly to the lead director, unless a different director is specified.
Nomination of Directors
      It is the policy of Baxter’s Corporate Governance Committee to consider shareholder recommendations for candidates for the Board. The Corporate Governance Committee also considers candidates recommended by members of the Board, management and the independent search firm retained by the Board of Directors to help identify and evaluate potential director nominees. The Corporate Governance Committee evaluates all candidates for director in the same manner regardless of the source of the recommendation. In evaluating individual director candidates, the Corporate Governance Committee applies the membership criteria set forth in Exhibit A to Baxter’s Corporate Governance Guidelines, a copy of which is attached as Appendix A. Once a candidate has been identified, the Corporate Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Corporate Governance Committee or its chair determines that the candidate warrants further consideration, the Corporate Governance Committee and the external search firm retained by the Committee will engage in a process that includes a thorough investigation of the candidate, an examination of his or her business background and education, research on the individual’s accomplishments and qualifications, an in-person interview and extensive reference checking. If this process generates a positive indication, the lead director, the members of the Committee and the Chairman of the Board will meet separately with the candidate and then confer with each other regarding their respective impressions of the candidate. If the individual was positively received, the Committee will then recommend the individual to the full Board for election. If the full Board agrees, the Chairman of the Board is then authorized to extend an offer to the individual candidate.
      Shareholder recommendations for candidates for the Board must be submitted in writing to the Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015 and include the following information: (1) the name and address of the shareholder making the recommendation and evidence of his or her ownership of Baxter Common Stock, including the number of shares and period of ownership; (2) the name and address of the director candidate, and his or her resume or listing of qualifications, taking into account the criteria described in Appendix A; and (3) the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement. For a candidate to be considered by the Corporate Governance Committee as a nominee for election at the next annual meeting of shareholders, the shareholder’s recommendation must be received by the Corporate Secretary not less than 120 days before the anniversary date of the company’s most recent annual meeting of shareholders. In addition, the Bylaws provide that nominations for director may only be made by a shareholder entitled to vote at the relevant meeting who sends notice to the Corporate Secretary not fewer than 60 nor more than 90 days before the anniversary date of the previous year’s annual meeting. Any nomination by a shareholder also must comply with the procedures specified in Article I — Section 2 of Baxter’s Bylaws.
Compensation Committee Report
      The Compensation Committee of the Board of Directors (the “Committee”) makes recommendations to the independent directors of the Board concerning compensation for the Chief Executive Officer and determines compensation for other officers. The Committee also exercises the authority of the Board with respect to Baxter’s employee benefit plans. During 2005, the Compensation Committee held five meetings and met in executive session as it deemed appropriate.
Overview of Compensation Philosophy and Practices
      The Committee’s compensation philosophy provides a framework for aligning compensation with business objectives. The Committee’s philosophy is to provide compensation opportunities that are structured to: (i) recognize performance by basing compensation on the achievement of pre-established performance goals for Baxter as well as individual performance and (ii) be competitive when compared to healthcare and non-healthcare companies of similar size and scope. This philosophy is intended to assist Baxter in retaining, motivating, and attracting executives with superior leadership and management abilities. The Committee considers the total annual compensation received by the officers, including salary, cash bonuses, long-term incentives and perquisites, in establishing each element of compensation. The Committee also conducts a total compensation, or “Tally Sheet”, review of all elements of compensation for Mr. Parkinson.
      To promote a pay-for-performance philosophy, employee compensation is based on the performance of both Baxter and the individual. The Committee believes that management should be motivated and compensated based on both financial and non-financial measures. For this reason, the Committee emphasizes the financial measures of sales growth, earnings per share, return on invested capital, and total shareholder return when determining compensation for all officers. In terms of non-financial measures, the Committee focuses on such areas as integrity, quality, leadership, customer satisfaction, innovation, and talent management. The Committee believes that a combination of financial and non-financial measures were the appropriate focus for 2005.
      In order to appropriately reward individual performance in a manner that differentiates among the members of management, a performance differentiation framework is used to determine each officer’s compensation, including salary, cash bonus and long-term incentives. This approach is designed to strengthen the link between an individual’s compensation and his or her personal performance as measured by the officer’s performance compared to the goals and objectives set for the executive at the beginning of the year. Using these measurements, adjustments are made to each officer’s compensation that differentiate individual compensation based on relative performance.
      The Committee also considers compensation survey data from selected companies in the pharmaceutical, medical device, and biotech industries included in the Standard & Poor’s 500 Health Care Index, as well as other large non-healthcare companies of similar size and scope (“comparable companies”). Based on the survey data from the comparable companies, the Committee determines the competitiveness of the total compensation structure for each officer, including Mr. Parkinson. The Committee engages independent compensation consultants to assist in obtaining survey data from the comparable companies and determining the competitiveness of Baxter’s total compensation structure. The consultants report to the Committee.
      Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the company’s chief executive officer or other named executive officers. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation. Baxter’s philosophy with respect to the $1 million limit is to maximize the benefit of tax laws for Baxter’s shareholders.
Elements of Executive Compensation
      Baxter’s compensation structure for executive officers consists of the following components:

Base Salaries
      The Committee establishes base salaries each year based on each officer’s individual performance within a structure intended to be competitive with the 50th percentile of salaries paid to officers in the comparable companies. The Committee approved increases in officer salaries at its meeting in February 2005, to reflect individual performance relative to the 50th percentile of salaries paid to their counterparts in the comparable companies.

Cash Bonuses
      Cash bonuses are intended to provide officers with an opportunity to receive additional cash compensation, but only if it is earned through achievement of specified performance goals. Cash bonus targets for 2005 were intended to be competitive with the 60th percentile of cash bonuses paid to officers in the comparable companies. The Committee establishes annual performance goals for the company under the officer cash bonus plan. The Committee also establishes annual bonus targets for each officer by utilizing the market data from the comparable companies. After year-end results are reported, the Committee determines each officer’s bonus based on the achievement of the specified annual performance goals and the officer’s individual performance. Individual performance is assessed using the performance differentiation framework discussed above.
      Baxter exceeded its earnings per share, sales, and return on invested capital goals established by the Committee as the performance measures under the officer cash bonus plan for 2005. Based on these financial results, the Committee approved officer cash bonus funding of 131% of each officer’s target bonus. Actual bonus amounts for 2005 were adjusted to reflect each officer’s individual performance and ranged from 40% to 140% of funded bonus targets.

Long-Term Incentives
      To further align management and shareholder interests and to continue to promote a pay-for-performance philosophy, Baxter maintains a Long-Term Incentive (LTI) Plan for its senior managers, including the Chief Executive Officer and the other officers. For 2005, the LTI Plan was structured to provide a mix of stock options (70%) and restricted stock units (30%). The competitive positioning of the LTI Plan ranks at the 60th percentile of the long-term incentive opportunities provided to LTI participants’ counterparts in the comparable companies. Grants to senior management from the LTI Plan are made in March of each year.
      To motivate participants to achieve superior total shareholder return (TSR) compared to Baxter’s competitors, the LTI Plan contains a TSR Multiplier that increases or decreases a participant’s stock option and restricted stock unit targets, depending on Baxter’s relative TSR performance. The TSR Multiplier measures the annual percentage change in Baxter’s TSR compared to the TSR for the Standard & Poor’s 500 Health Care Index. Based on this comparison, a participant’s target LTI award for 2005 could increase up to a maximum of 150% or decrease to a minimum of 75% of target. Actual awards are based on a combination of the participant’s target award, the TSR Multiplier and the participant’s individual performance.
      Baxter’s strong relative TSR performance in 2004 drove enhanced LTI grants for 2005. For the period of January to December 2004, Baxter’s TSR was 15.08% compared to a TSR of 1.68% for the Standard & Poor’s 500 Health Care Index. In accordance with the TSR Multiplier incorporated in the LTI Plan, the participants’ stock option and restricted stock unit targets for 2005 were adjusted to the maximum of 150% of target. Actual stock option and restricted stock unit awards for executive officers who continued employment during 2005, ranged from 100% to 130% of adjusted targets due to individual performance.

Perquisites
      Baxter also provides its officers with certain perquisites that Baxter believes are reasonable, competitive and consistent with Baxter’s overall compensation philosophy. These perquisites include: car and financial planning allowances, executive physical exams, airline club memberships and certain subscription dues. Officers may use the company aircraft for personal travel on a limited basis and only if such aircraft usage is pre-approved by the Chief Executive Officer. No named executive officer used the company aircraft for personal travel in 2005. In addition, if circumstances warrant, Baxter may provide home security systems for certain officers. In 2005, the value of these perquisites did not exceed $25,000 for any named executive officer.
Basis for Chief Executive Officer Compensation
      In 2005, Mr. Parkinson participated in the same compensation programs provided to Baxter’s other executive officers as described above. The Committee’s general approach to setting Mr. Parkinson’s compensation was to be competitive with the comparable companies, while ensuring that his compensation was dependent upon achievement of Baxter’s financial performance goals and personal performance objectives, both of which are reviewed and approved by the Board. The Board has an established process through which the Corporate Governance and Compensation Committees work together to establish a link between Mr. Parkinson’s performance and decisions regarding his compensation. All compensation actions relating to Mr. Parkinson are subject to the approval of the independent directors of the Board.
      In February 2005, the Board increased Mr. Parkinson’s salary by 3.6% from $1,100,000 to $1,140,000, in recognition of his strong performance and leadership. In addition, this increase more closely aligned Mr. Parkinson’s base salary with the 50th percentile of salaries paid to chief executive officers at the comparable companies.
      In March 2005, pursuant to the terms of the LTI Plan described above, Mr. Parkinson was granted an option to purchase 750,750 shares of Baxter stock at an exercise price of $34.85. The option vests 100% after three years. On that same day, he was also granted 80,438 restricted stock units, which vest 1/3 per year for three years. These awards represented 165% of his target, or 110% of his target as adjusted for strong TSR performance.
      Baxter exceeded its earnings per share, sales, and return on invested capital goals established by the Committee as the performance measures under the officer cash bonus plan for 2005. In February 2006, the Board determined that for 2005 Mr. Parkinson earned a cash bonus of $1,941,420. This amount represented 131% of Mr. Parkinson’s target bonus, or 100% of the bonus funded based upon Baxter’s exceeding of its earnings per share, sales and return on invested capital performance measures.
Stock Ownership Guidelines
      In July 2005, the Committee adopted stock ownership guidelines to better align the interests of our executive officers with the interests of shareholders and to further promote our commitment to sound corporate governance. Under the guidelines, our Chief Executive Officer is required to achieve ownership of Baxter common stock valued at six times annual base salary, while Baxter’s other executive officers’ multiple is four times annual base salary. All executive officers are expected to comply with their respective guidelines within five years of becoming an executive officer. Mr. Parkinson is currently at approximately 95% of his stock ownership goal and will exceed his goal in 2006 with his anticipated 2006 LTI Plan restricted stock unit grant to be made later in March. All other executive officers are currently at or on track to meet their stock ownership requirement within the five-year period.

Compensation Committee John D. Forsyth (Chair) Walter E. Boomer Carole Shapazian Thomas T. Stallkamp

Executive Compensation
Summary Compensation Table
      The following table shows, for the years ended December 31, 2005, 2004, and 2003, the compensation provided by Baxter and its subsidiaries to its Chief Executive Officer and the four next most highly compensated executive officers. The five individuals identified in the Summary Compensation Table are referred to as the “named executive officers” throughout this Proxy Statement.
Summary Compensation Table

					Long Term Compensation

					Awards
	Annual Compensation
					Restricted	Securities	All Other
		Salary	Bonus	Other	Stock Awards	Underlying	Compensation
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	Options(#)	($)(4)

Robert L. Parkinson, Jr.	2005	$1,133,651	$1,941,420	$23,705	$2,803,264	750,750	$63,495
Chairman of the Board,	2004	761,538	916,666	14,666	-0-	650,000	7,599
President and Chief	2003	—	—	—	—	—	—
Executive Officer
Joy A. Amundson	2005	$491,990	$770,280	$14,690	$940,950	180,000	$20,429
Corporate Vice President and	2004	193,846	160,000	5,500	272,880	60,000	297
President — BioScience	2003	—	—	—	—	—	—
Peter J. Arduini	2005	$320,192	$514,540	$19,133	$783,610	80,000	$810
Corporate Vice President and	2004	—	—	—	—	—	—
President — Medication	2003	—	—	—	—	—	—
Delivery
John J. Greisch	2005	$514,446	$810,600	$16,629	$1,019,363	195,000	$27,340
Corporate Vice President and	2004	436,154	418,700	8,924	310,590	60,000	15,500
Chief Financial Officer	2003	—	—	—	—	—	—
James E. Utts	2005	$484,035	$462,120	$308,332	$470,475	90,000	$19,990
Corporate Vice President and	2004	369,790	235,400	109,435	151,600	-0-	13,525
President — Europe	2003	—	—	—	—	—	—

(1)	The bonus amount for Mr. Arduini was prorated for the portion of the year he served in his position at the company and includes a sign-on bonus of $150,000.

(2)	This column includes amounts reimbursed for the payment of taxes as well as the aggregate incremental costs to Baxter of providing perquisites to the named executive officers. For Mr. Parkinson, Ms. Amundson, Mr. Arduini and Mr. Greisch, the amounts shown for each year represent reimbursements for the payments of taxes and car and financial planning allowances, airline club memberships and certain subscription dues. For Mr. Utts, the amounts shown for each year represent reimbursements for the payment of taxes, including host country taxes, relocation and expatriate support, home security system costs and car and financial planning allowances. The amounts reported in this column that represent at least 25% of the total perquisites reported for Mr. Utts were relocation costs and expatriate support of $109,263 in 2005 and $68,704 in 2004. Mr. Utts’s reimbursements for the payment of taxes, including host country taxes, were $182,470 in 2005 and $22,389 in 2004. Mr. Utts has been on expatriate assignment to Switzerland since September 2004.

(3)	The amounts shown in this column represent the dollar value of Common Stock on the date of grant of restricted stock or restricted stock units (RSUs). The number and aggregate values of RSUs and restricted stock held by Mr. Parkinson, Ms. Amundson, Mr. Arduini, Mr Greisch and Mr. Utts as of December 31, 2005 were as follows: Mr. Parkinson (80,438 and $3,028,490); Ms. Amundson (33,000 and $1,242,450); Mr. Arduini (23,000 and $865,950); Mr. Greisch (35,250 and $1,327,162); and Mr. Utts (15,167 and $571,037). All RSUs and restricted stock vest ratably over three-year terms from the date of grant. During the restricted period, solely with respect to restricted stock, executives have all of the other rights of a shareholder, including the right to receive dividends and to vote the shares.

(4)	The amounts shown in this column represent matching contributions in Baxter’s Incentive Investment Plan (a tax-qualified section 401(k) profit sharing plan); additional matching contributions in Baxter’s deferred compensation plan; and the dollar value of term life insurance premiums paid by the company. In 2005, the amounts paid were as follows:

	Incentive Investment
	Plan Matching	Deferred Compensation Plan	Term Life Insurance
	Contributions	Matching Contributions	Premiums

Mr. Parkinson	$6,300	$55,215	$1,980
Ms. Amundson	6,300	13,265	864
Mr. Arduini	—	—	810
Mr. Greisch	6,300	20,176	864
Mr. Utts	6,300	12,970	720
Stock Option Grants
Option Grants in Last Fiscal Year
Individual Grants

	Number of	Percent of Total
	Securities	Options Granted to
	Underlying Options	Employees in Fiscal	Exercise Price	Expiration	Grant Date Present
Name	Granted (#)(1)	Year(%)	($/Sh)	Date	Value ($)(2)

Mr. Parkinson	750,750	7.17%	$34.85	3/13/2015	$9,136,628
Ms. Amundson	180,000	1.72	34.85	3/13/2015	2,190,600
Mr. Arduini	80,000	.76	34.07	4/17/2015	932,800
Mr. Greisch	195,000	1.86	34.85	3/13/2015	2,373,150
Mr. Utts	90,000	.86	34.85	3/14/2016	1,095,300

(1)	These options become exercisable three years from the date of grant or earlier upon death, disability or a specified change in control.

(2)	Grant date values are based on a Black-Scholes option pricing model using the following assumptions. For Mr. Parkinson, Ms. Amundson, Mr. Greisch and Mr. Utts, whose grants were made on March 14, 2005, the assumptions were: (a) an expected volatility of 37%, (b) a dividend yield of 1.67%, (c) a risk-free rate of return of 4.23%, and (d) an option life of 5.5 years. For Mr. Arduini, whose grant was made on April 18, 2005, the assumptions were: (a) an expected volatility of 37%, (b) a dividend yield of 1.71%, (c) a risk-free rate of return of 3.95% and (d) an option life of 5.5 years.

Stock Option Exercises
Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-the-Money
			Options at		Options at
			Fiscal Year End (#)		Fiscal Year End ($)(1)
	Shares Acquired	Value
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. Parkinson	-0-	-0-	-0-	1,400,750	-0-	$5,956,600
Ms. Amundson	-0-	-0-	-0-	240,000	-0-	943,800
Mr. Arduini	-0-	-0-	-0-	80,000	-0-	286,400
Mr. Greisch	-0-	-0-	39,900	277,050	$143,451	966,366
Mr. Utts	25,592	$501,430	346,943	113,595	2,440,892	500,219

(1)	The value of unexercised in-the-money options is calculated based on the fair market value of the underlying securities, minus the exercise price, and assumes sale of the underlying securities on December 30, 2005, the last trading day for 2005, at a price of $37.65 per share, the fair market value of Baxter’s Common Stock on such date.
Pension Plan, Excess Plans and Supplemental Plans
      The table on the following page shows estimated annual retirement benefits payable to participants in Baxter’s United States pension plan (“Pension Plan”) whose employment terminates at normal retirement (age 65). The normal retirement benefit equals (i) 1.75 percent of a participant’s Final Average Pay multiplied by the employee’s number of years of Pension Plan participation, minus (ii) 1.75 percent of a participant’s estimated primary social security benefit, multiplied by the employee’s years of Pension Plan participation. The Final Average Pay is equal to the average of a participant’s five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings. In general, the compensation considered in determining the pension payable to the named executive officer includes salary and cash bonuses awarded under the Officer Incentive Compensation Plan. The figures shown include benefits payable under the Pension Plan, Baxter’s related defined benefit excess pension plan and supplemental plans for certain individuals. The estimates assume that benefit payments begin at age 65 under a single life annuity form. The figures are net of the Social Security offset specified by the Pension Plan’s benefit formula and therefore do not include Social Security benefits payable from the federal government. The estimated primary Social Security benefit used in the calculations is that payable for an individual attaining age 65 in 2005.
      Although age 65 is the normal retirement age under the Pension Plan, the Pension Plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of Pension Plan participation and one point for each year of age. Participants who terminate employment after accumulating at least 65 points, and who wait to begin receiving their Pension Plan benefits until they have 85 points, receive an unreduced Pension Plan benefit regardless of their actual age when they begin receiving their Pension Plan benefits.

Pension Plan Table

Years of Pension Plan Participation($)

Final Average
Pay($)	5	10	15	20	25	30	35	40

$400,000	$33,000	$66,100	$99,100	$132,200	$165,200	$198,300	$231,600	$266,600
500,000	41,800	83,600	125,400	167,200	209,000	250,800	292,800	336,600
600,000	50,500	101,100	151,600	202,200	252,700	303,300	354,100	406,600
700,000	59,300	118,600	177,900	237,200	296,500	355,800	415,300	476,600
800,000	68,000	136,100	204,100	272,200	340,200	408,300	476,600	546,600
900,000	76,800	153,600	230,400	307,200	384,000	460,800	537,800	616,600
1,000,000	85,500	171,100	256,600	342,200	427,700	513,300	599,100	686,600
1,100,000	94,300	188,600	282,900	377,200	471,500	565,800	660,300	756,600
1,200,000	103,000	206,100	309,100	412,200	515,200	618,300	721,600	826,600
1,300,000	111,800	223,600	335,400	447,200	559,000	670,800	782,800	896,600
1,400,000	120,500	241,100	361,600	482,200	602,700	723,300	844,100	966,600
1,500,000	129,300	258,600	387,900	517,200	646,500	775,800	905,300	1,036,600
1,600,000	138,000	276,100	414,100	552,200	690,200	828,300	966,600	1,106,600
1,700,000	146,800	293,600	440,400	587,200	734,000	880,800	1,027,800	1,176,600
1,800,000	155,500	311,100	466,600	622,200	777,700	933,300	1,089,100	1,246,600
1,900,000	164,300	328,600	492,900	657,200	821,500	985,800	1,150,300	1,316,600
2,000,000	173,000	346,100	519,100	692,200	865,200	1,038,300	1,211,600	1,386,600
2,100,000	181,800	363,600	545,400	727,200	909,000	1,090,800	1,272,800	1,456,600
2,200,000	190,500	381,100	571,600	762,200	952,700	1,143,300	1,334,100	1,526,600
2,300,000	199,300	398,600	597,900	797,200	996,500	1,195,800	1,395,300	1,596,600
2,400,000	208,000	416,100	624,100	832,200	1,040,200	1,248,300	1,456,600	1,666,600
2,500,000	216,800	433,600	650,400	867,200	1,084,000	1,300,800	1,517,800	1,736,600
      As of December 31, 2005, the named executive officers’ years of Pension Plan participation and Final Average Pay for purposes of calculating annual retirement benefits payable under the Pension Plan are as follows: Mr. Parkinson (1 year and $2,050,512); Ms. Amundson (0 years and $652,185); Mr. Arduini (0 years and $453,017); Mr. Greisch (3 years and $594,740); and Mr. Utts (30 years and $452,089). As described under the caption “Employment Agreements — Benefits and Perquisites”, Mr. Parkinson will earn a special supplemental pension benefit pursuant to his employment agreement. As of December 31, 2005, the present value of this supplemental benefit at age 65 is approximately $2,147,000, and Baxter has accrued $305,000 of this amount.
Employment Agreements
      On April 19, 2004, Baxter entered into an employment agreement with Robert L. Parkinson, Jr. Mr. Parkinson was appointed Chief Executive Officer and was elected as Chairman of the Board in April 2004. There are no other employment agreements between Baxter and its named executive officers.
      Term. The agreement provides for Mr. Parkinson’s employment through April 19, 2007, subject to an automatic day-to-day extension after April 19, 2006, such that at any time after April 19, 2006, the agreement term shall be two years (subject to earlier termination as described below).
      Salary and Incentive Bonus. Under the agreement, Mr. Parkinson is to receive an annual base salary of not less than $1,100,000, subject to possible increase by the independent directors of the Board of Directors. On February 22, 2005, the independent directors of the Board set Mr. Parkinson’s 2005 base salary at $1,140,000. Mr. Parkinson is also eligible to participate in the annual officer bonus program, which provides for payment of a cash bonus amount equal to up to 200% of Mr. Parkinson’s annual salary if maximum performance levels are achieved for the performance period, 125% of Mr. Parkinson’s annual salary if target performance levels are achieved for the performance period and such lesser amounts as provided in the program document. For performance periods in 2004 and 2005, Mr. Parkinson earned a bonus of not less than the target level for each performance period. On February 14, 2006, the independent directors of the Board of Directors approved Mr. Parkinson’s 2005 annual bonus of $1,941,420. On the same date, the independent directors of the Board of Directors set Mr. Parkinson’s 2006 target bonus at 135% of his 2006 annual salary for the 2006 performance period.
      Options and Restricted Stock. Under the agreement, Mr. Parkinson is eligible for equity awards under the Long-Term Incentive (LTI) Plan, including for calendar year 2005, an option for a minimum of 455,000 shares of company stock and a restricted stock award for a minimum of 48,750 shares. After 2005, all such awards to Mr. Parkinson shall be commensurate with his position as Chief Executive Officer as determined by the independent directors of the Board of Directors.
      Benefits and Perquisites. The agreement also provides for benefits to the same extent and on the same terms as those benefits provided by the company to its other senior executives including, but not limited to, health, disability, insurance and retirement benefits. Under the agreement, if Mr. Parkinson remains employed for at least three years, his pension benefit will be determined as if he had completed an additional two years of service. If Mr. Parkinson remains employed for at least five years, his pension benefit will be determined as if he had completed an additional four years of service. Mr. Parkinson is also entitled to perquisites that are customarily provided in connection with his position.
      Termination of Employment. Upon written notice, the agreement may be terminated by either Baxter or Mr. Parkinson. The agreement with Mr. Parkinson provides for termination in the event of his death, permanent disability, termination for “Cause” (as defined in the agreement), or “Constructive Discharge” (as defined in the agreement). The agreement also allows for termination by the company or by Mr. Parkinson, including in the event of a “Change in Control” as defined in the company’s 2003 Incentive Compensation Program.
      In the event of termination, Mr. Parkinson is entitled to his salary for the period ending on his termination date, payment for any unused vacation days as determined in accordance with company policy, any other payments or benefits due from the company in accordance with the terms of any employee benefit plans or arrangements, and any pension benefit earned (“base benefits”).
      In the event of termination due to death or disability, in addition to the base benefits previously described, all restricted stock awards and stock options shall fully vest immediately, with the stock options remaining exercisable for the lesser of five years or the term of the grant. Mr. Parkinson and his family members will be entitled to 18 months (36 months in the case of death) of paid COBRA coverage. In the case of disability, Mr. Parkinson will be entitled to the payment of his salary through the commencement of any payments to him under the company’s long-term disability plan.
      In the event of termination of employment without Cause, or due to Constructive Discharge, Change in Control or non-renewal of the employment agreement, in addition to the base benefits, Mr. Parkinson would be eligible for an annual bonus payment for the performance period in which such termination of employment occurs. In addition, Mr. Parkinson would receive severance payments from the company equal to his annual salary in effect on the date immediately prior to the date of his termination of employment plus the target annual bonus amount for the year in which the termination occurs for a period of at least two years from his date of termination or the last day of his agreement, whichever is greater. All exercise restrictions with respect to stock options would lapse and become fully vested and fully exercisable as of the date of the termination of employment, and all restricted stock awards would fully vest immediately and all restrictions would lapse. The stock options would remain exercisable for the greater of five years after his termination date or the number of days that Mr. Parkinson was employed prior to his termination; however, in no event would the exercise period be greater than the original expiration date of the grant. Mr. Parkinson and his family members would be entitled to 18 months of paid COBRA coverage.

      Non-Competition and Non-Solicitation. Mr. Parkinson has agreed that he will not, directly or indirectly, for a period of two years after the termination of his employment, render services to any competing organization in connection with any competing product within such geographic limits as the company and such competing organization are, or would be, in actual competition when such rendering of services might potentially involve the disclosure or use of confidential information or trade secrets. Similarly, Mr. Parkinson may not provide advice as to investment in a competitive business. During his employment, and for a period of two years after the termination of his employment, Mr. Parkinson may not solicit or attempt to solicit any party who is then, or during the twelve-month period prior to such solicitation was, a customer or supplier of the company, nor may Mr. Parkinson solicit, entice, persuade or induce any individual who is employed by the company or subsidiaries to terminate or refrain from renewing or extending such employment or to become employed by or enter into contractual relations with any other individual or entity other than the company.
      Donation to Loyola University Chicago. As an additional condition of his employment, the company agreed to make a $1.5 million donation to Loyola University Chicago over a three-year period. These funds will support certain capital improvements to the School of Business Administration and the development of new curriculum initiatives in the Graduate School of Business.
Certain Relationships and Related Transactions
      Carlos Arturo del Salto, Jr., son of Carlos del Salto, Baxter’s former Corporate Vice President, President, Intercontinental/ Asia, is employed by Baxter in a non-officer position as a sales representative. For his services, Mr. del Salto, Jr. earned $82,548 in total compensation in 2005, which was comparable to other employees at a similar level. In addition, Magdalena Nemer, sister-in-law of Mr. del Salto (spouse of his brother), formerly served as Baxter’s General Manager for Mexico. During 2005, Ms. Nemer was on expatriate assignment from the United States to Mexico. For her services, Ms. Nemer was paid $226,926 in total compensation in 2005. Ms. Nemer’s compensation included a base salary of $176,039, a cost of living allowance of $14,498, a hardship allowance of $26,405 and a bonus of $9,984. Ms. Nemer also received normal expatriate benefits related to her assignment in the amount of $341,501, which primarily included tax equalization, housing assistance, a company car and educational assistance for her children. The compensation paid to Ms. Nemer was consistent with the compensation paid to other Baxter expatriate employees in similar positions.
      Baxter also has been a party to the following transactions with entities of which a member of the Board serves or has served in an executive or similar capacity. Baxter has agreed to make the $1.5 million donation described in the previous section of this Proxy Statement under the caption “Employment Agreements — Donation to Loyola University Chicago”. The pledge was made in connection with Mr. Parkinson’s employment with Baxter and while Mr. Parkinson was Dean of Loyola University Chicago’s School of Business Administration and Graduate School of Business. Mr. Parkinson currently serves on Loyola University Chicago’s Board of Trustees. In 2005, Baxter paid $87,300 in membership dues and program attendance fees to The Conference Board, a tax-exempt organization. Ms. Fosler, a member of Baxter’s Board, serves as Executive Vice President and Chief Economist of The Conference Board.

Security Ownership by Directors and Executive Officers
      The following table sets forth information as of January 31, 2006 regarding beneficial ownership of Baxter Common Stock by executive officers, directors and director nominees.

Amount and
Nature of
Beneficial
Name of Beneficial Owner	Ownership(1)

Non-employee Directors:
Walter E. Boomer	108,527
Blake E. Devitt	3,630
John D. Forsyth	18,895
Gail D. Fosler	49,368
James R. Gavin III, M.D., Ph.D.	24,618
Peter S. Hellman	1,630
Joseph B. Martin, M.D., Ph.D.(2)	39,607
Carole Shapazian(2)	14,520
Thomas T. Stallkamp	74,767
K. J. Storm	22,085
Albert P.L. Stroucken	6,749
Named Executive Officers:
Robert L. Parkinson, Jr.	170,557
Joy A. Amundson	37,075
Peter J. Arduini	23,000
John J. Greisch	89,089
James E. Utts(2)(3)	479,907
All directors and executive officers as a group (20 persons)(2) — (4)	2,341,212

(1)	Except as set forth below, beneficial ownership means the sole power to vote and dispose of shares. None of the holdings represents holdings of more than 1% of outstanding Common Stock. Amount of shares includes options exercisable within 60 days of January 31, 2006 as follows: Mr. Boomer (91,118 shares); Mr. Forsyth (11,610 shares); Ms. Fosler (42,040 shares); Dr. Gavin (18,290 shares); Mr. Greisch (39,900 shares); Dr. Martin (33,290 shares); Ms. Shapazian (9,940 shares); Mr. Stallkamp (58,390 shares); Mr. Storm (15,790 shares); Mr. Stroucken (3,840 shares); and Mr. Utts (346,943 shares).

(2)	Includes shares not held directly by the named individual but in a family trust or custodial account as to which the named individual is a trustee, co-trustee or custodian as follows: Dr. Martin (4,580 shares); Ms. Shapazian (2,950 shares); and Mr. Utts (108,861 shares).

(3)	Includes shares not held directly by the named individual but held by or for the benefit of his or her spouse as follows: Mr. Utts (4,901 shares) and all directors and executive officers as a group (4,901 shares).

(4)	Includes 8,254 shares beneficially owned as of January 31, 2006 by all executive officers as a group in Baxter’s Incentive Investment Plan, a qualified 401(k) profit sharing plan, over which such executive officers have voting and investment power.

Security Ownership by Certain Beneficial Owners
      As of February 14, 2006, the following entity was the beneficial owner of more than five percent of Baxter Common Stock:

	Amount and
	Nature of
	Beneficial	Percent
Name and Address of Beneficial Owner	Ownership	of Class

FMR Corp.(1) 82 Devonshire Street Boston, Massachusetts 02109	51,176,184	8.168%

(1)	Based solely on a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2006, which indicates that these shares are beneficially owned by FMR Corp. (“FMR”) and various FMR subsidiaries and related persons and entities, including Fidelity Management & Research Company, which is a wholly-owned subsidiary of FMR and an investment adviser (“Fidelity”), Edward C. Johnson III, Chairman of FMR, Fidelity Management Trust Company, which is a wholly-owned subsidiary of FMR and an investment manager of institutional accounts, and other entities. The Schedule 13G reports sole power to vote or direct the voting of 5,795,739 shares and sole power to dispose or direct the disposition of 51,176,184 shares.
Performance Graph
      The following graph compares the performance of Baxter’s Common Stock with the Standard & Poor’s 500 Composite Index and the Standard & Poor’s 500 Health Care Index. The comparison of total return for each of the years shown in the table below assumes that $100 was invested on December 31, 2000 in each of Baxter, the Standard & Poor’s 500 Composite Index and the Standard & Poor’s 500 Health Care Index. Total return is based on the change in year-end stock price plus reinvested dividends.

	12/00	12/01	12/02	12/03	12/04	12/05

Baxter International Inc.	$100	$123	$65	$73	$84	$93

S&P 500 Index	$100	$88	$69	$88	$98	$103

S&P 500 Health Care Index	$100	$88	$71	$82	$84	$89

Audit Committee Report
      Management is responsible for the preparation, presentation and integrity of Baxter’s consolidated financial statements and Baxter’s internal control over financial reporting. The independent registered public accounting firm of PricewaterhouseCoopers LLP (PwC) is responsible for performing an independent integrated audit of Baxter’s consolidated financial statements, management’s assessment of Baxter’s internal control over financial reporting and the effectiveness of Baxter’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
      In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed with management Baxter’s audited financial statements for the year ended December 31, 2005;

2.	The Audit Committee has discussed with representatives of PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended;

3.	The Audit Committee has received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as amended, and has discussed PwC’s independence from Baxter and management with representatives of PwC; and

4.	The Audit Committee also has considered whether the provision by PwC of non-audit services to Baxter is compatible with maintaining PwC’s independence.
      Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Baxter’s audited financial statements referred to above be included in Baxter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

Audit Committee
Thomas T. Stallkamp (Chair)
Blake E. Devitt
Peter S. Hellman
K. J. Storm
Albert P.L. Stroucken

Audit and Non-Audit Fees
      The table set forth below lists the fees billed to Baxter by PwC for audit services rendered in connection with the integrated audits of Baxter’s consolidated financial statements for the years ended December 31, 2005 and 2004, and fees billed for other services rendered by PwC during these periods.

	2005	2004

	(Dollars in thousands)
Audit Fees	$10,664	$14,210
Audit-Related Fees	767	1,602
Tax Fees	1,957	3,943
All Other Fees	30	98

Total	$13,418	$19,853

      Audit Fees include fees for services performed by PwC relating to the integrated audit of the consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in the company’s quarterly reports on Form 10-Q and statutory and regulatory filings or engagements.
      Audit-Related Fees include fees for assurance and related services performed by PwC related to the performance of the audit or review of the financial statements, including employee benefit plan audits, accounting consultations, subsidiary audits and reviews, due diligence services and other assurance services. The amount in 2004 includes fees billed for work performed by PwC in connection with the amendment of the company’s previously issued financial statements.
      Tax Fees include fees for services performed by PwC for tax compliance, tax advice, and tax planning. Of these amounts, approximately $1,370 in 2005 and $2,243 in 2004 were related to tax compliance services, including transfer pricing support, income tax return preparation or review and VAT compliance. Fees for tax consulting services of approximately $587 in 2005 and $1,700 in 2004 were related to international, federal, state and local tax planning, assistance with tax audits and appeals and other tax consultations.
      All Other Fees include fees for all other services performed by PwC, including software license fees for certain accounting and audit-related software.
Pre-approval of Audit and Permissible Non-Audit Services
      The Audit Committee must separately pre-approve the engagement of the independent registered public accounting firm to audit the company’s consolidated financial statements. Prior to the engagement, the Audit Committee reviews and approves a list of services, including estimated fees, expected to be rendered during that year by the independent registered public accounting firm. Reports on projects and services are presented to the Audit Committee on a regular basis.
      The Audit Committee has established a pre-approval policy for engaging the independent registered public accounting firm for other audit and permissible non-audit services. Under the policy, the Audit Committee has identified specific audit, audit-related, tax and forensic services that may be performed by the independent registered public accounting firm. The engagement for these services specified in the policy requires the further, separate pre-approval of the chair of the Audit Committee or the entire Audit Committee if specific dollar thresholds set forth in the policy are exceeded. Any project approved by the chair under the policy must be reported to the Audit Committee at the next meeting. Services not specified in the policy as well as the provision of internal control-related services by the independent registered public accounting firm require separate pre-approval by the Audit Committee.
      All audit, audit-related, tax and other services provided by PwC in 2005 were pre-approved by the Audit Committee in accordance with its pre-approval policy.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm
      In accordance with its charter, the Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for Baxter in 2006. The Audit Committee requests that the shareholders ratify the appointment. PwC served as the independent registered public accounting firm for Baxter in 2005. If the shareholders do not ratify the appointment of PwC, the Audit Committee will consider the selection of another independent registered public accounting firm for 2007 and future years.
      Before selecting PwC, the Audit Committee carefully considered PwC’s qualifications as an independent registered public accounting firm. This included a review of its performance in prior years as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under rules of the Securities and Exchange Commission on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of such services will not impair the independence of the auditors. The Audit Committee expressed its satisfaction with PwC in all of these respects.
      One or more representatives of PwC will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.
      The Proxyholders intend to vote the shares represented by proxy in favor of the ratification of the appointment of PwC as the company’s independent registered public accounting firm, except to the extent a shareholder votes against or abstains from voting on this proposal.
      The Audit Committee of the Board of Directors recommends a vote FOR the ratification of the appointment of PwC as independent registered public accounting firm for Baxter in 2006.

Management Proposals
Proposal 3 — Proposed Amendments to Article SIXTH of the
Restated Certificate of Incorporation Eliminating the Classified Structure
of the Board of Directors
      At Baxter’s Annual Meeting of Shareholders held on May 3, 2005, shareholders approved a proposal requesting that the Board of Directors adopt and implement a bylaw requiring each director to be elected annually. In the proxy statement related to the 2005 Annual Meeting, the Board undertook that if this shareholder proposal was approved at the 2005 Annual Meeting, the Board would present for a vote at the 2006 Annual Meeting an amendment to Baxter’s Restated Certificate of Incorporation that, if approved, would eliminate the classified board. Accordingly, the Board of Directors has adopted resolutions approving amendments to Article SIXTH to eliminate the classified board structure and is now recommending such amendments to Baxter’s shareholders.
      If the proposed amendments are approved by our shareholders, the classified Board structure will be eliminated, and all directors will thereafter be elected for one-year terms at each annual meeting of shareholders. Furthermore, any director chosen as a result of a newly created directorship or to fill a vacancy on the Board of Directors will hold office until the next annual meeting of shareholders.
      If the proposed amendments are not approved by shareholders, the Board of Directors will remain classified, and the four directors elected at the 2006 Annual Meeting will be elected for a three-year term expiring in 2009. All other directors will continue in office for the remainder of their full three-year terms, subject to their earlier retirement, resignation, removal or death.
      The amendments to the Restated Certificate of Incorporation to implement this proposal are set forth in Appendix B, which shows the changes to Article SIXTH resulting from the amendments with deletions indicated by strike-outs and additions indicated by underlining. If approved, this proposal will become effective upon the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware containing these amendments, which the company would cause to occur promptly after it is determined that the proposed amendments have been approved by the requisite vote of shareholders at the 2006 Annual Meeting.
Required Vote
      This proposal requires the affirmative vote of at least two-thirds of the holders of Baxter Common Stock. If this amendment is approved, all of the Board members, including those voted on at the 2006 Annual Meeting, will serve until the 2007 Annual Meeting of Shareholders. Abstentions will have the effect of a vote against this proposal. Nominees such as banks and brokers holding shares on behalf of beneficial owners who do not provide voting instructions may vote such shares with respect to this proposal.
      The Board of Directors recommends that the shareholders vote FOR the amendments to Article SIXTH to eliminate the classified structure of the Board of Directors and provide for the annual election of directors.
Proposal 4 — Proposed Amendments to Article FIFTH of the
Restated Certificate of Incorporation Reducing the
Minimum and Maximum Number of Directors
      Baxter’s Restated Certificate of Incorporation currently provides that the number of directors that shall constitute the Board of Directors will not be less than twelve or more than twenty. The Board of Directors proposes to amend Article FIFTH to reduce the minimum number of directors from twelve to nine. The Board also proposes to amend Article FIFTH to reduce the maximum number of directors from twenty to seventeen in order to maintain the same relative range of directors as contained in the existing Restated Certificate of Incorporation. The Board of Directors has unanimously adopted resolutions approving such amendments, declaring their advisability and recommending such amendments to our shareholders.
      The Board believes these amendments are in the best interest of Baxter and its shareholders because they will provide the Board with the flexibility to act in a timely manner in the event of unexpected resignations or other vacancies in the Board. The Board of Directors currently is, and historically has been, composed of twelve directors. If one director were to become unable to serve for reasons outside of Baxter’s control, Baxter would not be operating in accordance with the terms of its certificate of incorporation until a new director was appointed. Reducing the minimum number of directors to nine would be consistent with Section 141 of the Delaware General Corporation Law, which only requires a minimum number of one director. A vacancy may be created by many factors outside of Baxter’s control such as the unexpected death or prolonged illness of a director. In addition, a vacancy may be created by the unexpected resignation of a director. For example, if a director were to accept employment with an organization that would cause the director to no longer be independent from Baxter, best practices would require the director to offer to resign at the effective time of his or her employment rather than waiting until the next annual meeting. Reducing the minimum number of directors protects Baxter in the event of such unexpected vacancies on the Board.
      The amendments to the Restated Certificate of Incorporation to implement this proposal are set forth in Appendix C, which shows the changes to Article FIFTH resulting from the amendments with deletions indicated by strike-outs and additions indicated by underlining. If approved, this proposal will become effective upon the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware containing these amendments, which the company would cause to occur promptly after it is determined that the proposed amendments have been approved by the requisite vote of shareholders at the 2006 Annual Meeting.
Required Vote
      Approval of this proposal requires the affirmative vote of a majority of the outstanding shares of Baxter Common Stock. Abstentions will have the effect of a vote against the approval of this proposal. Nominees such as banks and brokers holding shares on behalf of beneficial owners who do not provide voting instructions may vote such shares with respect to this proposal.
      The Board of Directors recommends that the shareholders vote FOR the amendments to Article FIFTH to reduce the minimum and maximum number of directors to nine and seventeen, respectively.
Shareholder Proposal
Proposal 5 — Shareholder Proposal Relating to the Redemption of the Shareholder Rights Plan
      Baxter has been advised that John Chevedden, as representative for Charles Miller, 23 Park Circle, Great Neck, NY 10024, owner of 1000 shares of Baxter Common Stock, intends to present the following resolution at the Annual Meeting. The following shareholder proposal contains assertions about Baxter that we believe are incorrect. Rather than refuting these inaccuracies, however, the Board has recommended a vote against this proposal for broader policy reasons as set forth below.
Shareholder Proposal
      RESOLVED, Shareholders request that our Board redeem any current or future poison pill, unless such poison pill is subject to a shareholder vote as a separate ballot item, to be held as soon as may be practicable. Charter or bylaw inclusion if practicable.

Shareholder’s Statement Supporting the Proposed Resolution
      Thus there would be no loophole to allow exceptions to override the a shareholder vote as soon as practicable. Since a vote would be as soon as practicable, it accordingly could take place within 4-months of the adoption of a new poison pill. To give our board valuable insight on our views of their poison pill, a vote would occur even if our board had promptly terminated a new poison pill because our board could turnaround and readopt their poison pill.

58% yes-vote
      Twenty (20) shareholder proposals on this topic won an impressive 58% average yes-vote in 2005 through late-September. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic. Yet in 2005 our management was still protected by a poison pill with a 15% trigger.
      It is important to take one forward step in our corporate governance and adopt the above RESOLVED statement since there are questions on whether our 2005 governance was focused in the right direction. For example are the most qualified candidates being selected as new directors.
      We could not locate any previous public corporate board experience for our new director Mr. Devitt — Qualification concern.
      Another new director Mr. Hellman had public board experience yet it was on boards rated “D” or “F” by The Corporate Library (TCL) http://www.thecorporatelibrary.com/ a pro-investor research firm:

Quest (Q) = “F”
Nordson (NDSN) = “D”
Also there is a question on why Ms. Fosler, who has a non-director link to our company, was on our key Audit Committee where impeccable independence is a priority. Especially when our company’s accounting was rated “F” by The Corporate Library.

Pills Entrench Current Management
      “Poison pills . . . prevent shareholders, and the overall market, from exercising their right to discipline management by turning it out. They entrench the current management, even when it’s doing a poor job. They water down shareholders’ votes.”
      “Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001.
Redeem or Vote Poison Pill
Yes on 5
Board of Directors’ Statement Regarding Shareholder Resolution
      The Board has continued to maintain a shareholder rights plan because it believes, based on its collective experience and the advice of outside experts, that the plan protects shareholders’ interests. A shareholder rights plan is integral to the Board’s ability to fulfill its duties to shareholders and decisions concerning shareholder rights plans properly belong to the Board. Accordingly, the Board recommends a vote AGAINST the proposal for the reasons discussed below.
      The purpose of Baxter’s shareholder rights plan is to provide protection from abusive and coercive tactics that frequently occur in takeover attempts. The shareholder rights plan is designed to ensure that Baxter’s shareholders receive fair and equal treatment in the event of an unsolicited attempt to take over Baxter and to guard against partial tender offers and other abusive takeover tactics designed to gain control of Baxter without paying all of the shareholders the fair value of their shares. The shareholder rights plan does not prevent potential purchasers from making offers, nor is it a deterrent to a shareholder’s initiation of a proxy contest. Instead, it encourages any potential purchaser to negotiate directly with the Board and thus strengthens the Board’s bargaining position vis-a-vis such bidder. In addition, the shareholder rights plan gives the Board a greater period of time within which it can review a takeover proposal in a careful and rational manner. The Board gains the opportunity and additional time to determine if an offer reflects the full value of Baxter and is fair to all shareholders, and if the offer is not fair, to reject the offer or to seek an alternative that is fair.
      The Board has a fiduciary duty to act in the best interest of the shareholders. The current Board is composed entirely of independent directors, except for the Chairman and Chief Executive Officer. In the event of a takeover attempt triggering the shareholder rights plan, the Board is in the best possible position to be free from self-interest in discharging its fiduciary duty to determine whether the proposed offer is in the best interests of shareholders.
      The economic benefits of a shareholder rights plan have been validated in several studies. A February 2004 Corporate Governance Study commissioned by Institutional Shareholder Services (ISS) revealed that companies with strong takeover defenses — including shareholder rights plans — achieved: higher shareholder returns over three-, five- and ten-year periods; higher return on equity; higher return on sales; higher net profit margins; higher dividend payouts; higher dividend yields; and higher interest coverage and operating cash flow to liability ratios.
      These recent findings are consistent with what studies about shareholder rights plans have historically revealed. Georgeson & Company Inc. — a nationally recognized proxy solicitor and investor relations firm retained to aid in our proxy solicitation — analyzed takeover data between 1992 and 1996 to determine whether rights plans had any measurable impact on stockholder value. Their findings were as follows:

•	Premiums paid to acquire target companies with rights plans were on average eight percentage points higher than premiums paid to target companies without rights plans;

•	Rights plans contributed an additional $13 billion in shareholder value during the last five years and shareholders of acquired companies without rights plans gave up $14.5 billion in potential premiums;

•	The presence of a rights plan did not increase the likelihood of withdrawal of a friendly takeover bid nor the defeat of a hostile one; and

•	Rights plans did not reduce the likelihood of a company becoming a takeover target.
      Georgeson’s two pioneering “Poison Pill” Impact Studies in 1998 and a 1995 report from JP Morgan reached the same conclusions. For these reasons, plans similar to our shareholder rights plan have been adopted by a majority of the companies in the S&P 500 index.
      Redeeming the rights would remove an important tool that the Board now has for the protection of shareholders. The decision to redeem the rights should be made only by the Board in the context of a specific takeover proposal. To do so in the absence of such a proposal at this time would be to deny Baxter’s shareholders protection in the event of an unsolicited offer and potentially reduce the long-term value for all shareholders.
      This proposal requires the approval of holders of a majority of the shares voting at the Annual Meeting. Because the proposal is only a recommendation, however, its approval would not effectuate the changes it references. Redemption of the existing rights under the shareholder rights plan would require Board action. Implementation of a requirement for shareholder approval of future shareholder rights plans would require either Board action or a shareholder amendment of either Baxter’s Restated Certificate of Incorporation or Bylaws, which in turn requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Baxter Common Stock.
      The Board recommends a vote AGAINST redemption of the shareholder rights plan.

Other Information
Attending the Annual Meeting
      The 2006 Annual Meeting of Shareholders will take place at the Palmer House Hilton Hotel, Grand Ballroom, 17 East Monroe Street, Chicago, Illinois, on Tuesday, May 9, 2006 at 10:30 a.m. Central Time.
      Admittance to the meeting will be limited to shareholders eligible to vote or their authorized representatives. If you plan to attend the Annual Meeting, simply indicate your intention by marking the designated box on the proxy card or by following the instructions provided when you vote through the Internet or by telephone. Shareholders who wish to attend the Annual Meeting, but do not wish to vote by proxy prior to the meeting, may register at the door. If you hold shares through a broker, bank or other nominee, your name will not appear on the list of registered shareholders and you will be admitted only after showing proof of ownership, such as your most recent account statement or a letter from your broker or bank.
Reducing Mailing Expenses
      Duplicates: If you received more than one copy of the 2005 Annual Report to Shareholders at the same address and you wish to reduce the number you receive, we will discontinue the mailing of the annual report on accounts you select if you mark the designated box on the appropriate proxy card(s) or follow the instructions provided when you vote through the Internet or by telephone. At least one account at your address must continue to receive the annual report, unless you elect to view future documents through the Internet.
      Electronic Delivery: If you wish to view future proxy materials and annual reports over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. If you vote by telephone, you will not have the option to elect electronic delivery while voting. A registered shareholder may choose electronic delivery at any time during the year by accessing the site directly at http://www.econsent.com/bax and enrolling. If you elect electronic delivery, we will discontinue mailing the proxy materials and annual reports to you beginning next year and will send you an e-mail message notifying you of the Internet address or addresses where you may access next year’s proxy materials and annual report.
Shareholder Proposals for the 2007 Annual Meeting
      Any shareholder who intends to present a proposal at Baxter’s annual meeting to be held in 2007, and who wishes to have a proposal included in Baxter’s proxy statement for that meeting, must deliver the proposal to the Corporate Secretary. All proposals must be received by the Corporate Secretary no later than November 20, 2006 and must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement for that meeting.
      Shareholders may present proposals that are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified by Baxter’s Bylaws. The Bylaws require all shareholders who intend to make proposals at an annual meeting of shareholders to submit their proposals to the Corporate Secretary not fewer than 60 and not more than 90 days before the anniversary date of the previous year’s annual meeting.
      To be eligible for consideration at the 2007 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement and any nominations for director must be received by the Corporate Secretary between February 8 and March 10, 2007. This advance notice period is intended to allow all shareholders an opportunity to consider all business and nominees expected to be considered at the meeting.
      All submissions to, or requests from, the Corporate Secretary should be made to Baxter’s principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.

Cost of Proxy Solicitation
      Baxter will bear the costs of soliciting proxies. Copies of proxy solicitation materials will be mailed to shareholders, and employees of Baxter may communicate with shareholders to solicit their proxies. Banks, brokers and others holding stock in their names, or in the names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and Baxter will reimburse them for their expenses in doing so at the rates approved by the New York Stock Exchange.
      In addition, Baxter has retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004 to assist in the distribution and solicitation of proxies. Baxter has agreed to pay Georgeson a fee of $10,000 plus expenses for these services.

Appendix A
CORPORATE GOVERNANCE GUIDELINES
MEMBERSHIP CRITERIA FOR NON-EMPLOYEE DIRECTORS
      It is the desire of Baxter International Inc. (the “Company”) to select individuals for nomination to the Board of Directors, who, if elected, will best serve the interests of the Company and its shareholders. To accomplish this goal, each director nominee should:

•	Possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility.

•	Have a genuine interest in the Company and a recognition that as a member of the Board, each director is accountable to all shareholders of the Company, not to any particular interest group.

•	Have a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental or educational organization.

•	Be or have been in a senior position in a complex organization such as a corporation, university or major unit of government.

•	Have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the Company and its shareholders.

•	Have the ability and be willing to spend the time required to function effectively as a Director.

•	Be compatible and able to work well with other Directors and executives in a team effort with a view to a long-term relationship with the Company as a Director.

•	Have independent opinions and be willing to state them in a constructive manner.
      Directors will be selected on the basis of talent and experience. The Company seeks a Board with diversity of background among its members, including diversity of gender, race, ethnic or national origin, age, and experience in business, government and education and in health care, science, technology and other areas relevant to the company’s activities. At least a majority of the Board will consist of individuals who are independent, as defined by these Guidelines and applicable New York Stock Exchange rules.

Appendix B
Proposed Amendments to
Article SIXTH of Baxter’s Restated Certificate of Incorporation
      The text of the proposed amendments is marked to reflect the proposed changes.
      Article SIXTH of Baxter’s Restated Certificate of Incorporation is amended to read as follows:

SIXTH: Beginning with the 2006 annual meeting of stockholders, directors shall be elected for one-year terms to hold office until the next annual meeting of stockholders and until each of their respective successors are duly elected and qualified.

~~SIXTH: The board of directors shall be divided into three classes. The term of office for one class of directors will expire each year at the annual meeting of stockholders, or thereafter in each case until the directors’ respective successors are elected and qualified. The directors chosen to succeed those whose terms are expiring shall be identified as being of the same class as the directors whom they succeed and shall be elected for a term expiring at the third succeeding annual meeting of stockholders or thereafter in each case until their respective successors are elected and qualified, subject to death, resignation, retirement or removal from office.~~

~~Any new positions created as a result of the increase in the number of directors shall be allocated to make the classes of directors as nearly equal as possible. Any director elected to fill a term resulting from an increase in the number of directors shall have the same term as the other members of his class. A director elected to fill any other vacancy shall have the same remaining term as that of his predecessor.~~

~~Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the certificate of incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article SIXTH unless expressly provided by such terms.~~

~~This Article SIXTH may not be amended or repealed without the affirmative vote of at least two-thirds of the holders of all the securities of the corporation then entitled to vote on such change.~~

Appendix C
Proposed Amendments to
Article FIFTH of Baxter’s Restated Certificate of Incorporation
      The text of the proposed amendments is marked to reflect the proposed changes.
      The first sentence in Article FIFTH of Baxter’s Restated Certificate of Incorporation is amended to read as follows:
      The number of directors which shall constitute the whole board of directors of the corporation shall be the number from time to time fixed by the board of directors but in no event shall be less than ~~twelve~~nine or more than ~~twenty~~seventeen.

Baxter International Inc.
Proxy for Annual Meeting of Shareholders to be held on May 9, 2006
This Proxy is Solicited on Behalf of the Board of Directors of Baxter International Inc.
The undersigned hereby appoint(s) Robert L. Parkinson, Jr. and Susan R. Lichtenstein, and each of them, as proxyholders with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned in Baxter International Inc. (including shares credited to the Dividend Reinvestment Plan and the Employee Stock Purchase Plan) at the Annual Meeting of Shareholders to be held on May 9, 2006, and at any adjournment thereof, upon all subjects that may properly come before the meeting, subject to any directions indicated on this card. If no directions are given, the proxyholders will vote: for the election of the four directors; in accordance with the board of Directors’ recommendations on the other matters listed on this card; and at their discretion on any other matter that may properly come before the meeting. With respect to Proposal 5, if no directions are given, the vote will be counted as an abstention.
If you plan on attending the annual meeting, please mark the box on the other side and bring this portion of the proxy card with you to the meeting.
This proxy card will serve as voting instructions for any shares held for the undersigned in the Incentive Investment Plan or Puerto Rico Savings and Investment Plan.

Address Changes/comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED
ENVELOPE.
(Continued on the other side)

c/o Proxy Services
PO Box 9142
Farmingdale, NY 11735
Vote 24 hours a day, 7 days a week!
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 8, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Baxter International Inc. in mailing proxy materials you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 Eastern Time on May 8, 2006. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Baxter International Inc, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
Baxter International Inc.
Vote on Directors

1.	Election of Directors
Directors recommend a vote FOR the Nominees:
	Nominees: (01) Walter E. Boomer (02) James R. Gavin III, M.D., Ph.D. (03) Peter S. Hellman (04) K.J. Storm	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any such nominee(s), mark “For All Except” and write name(s) of the nominee(s) on the line below.

Vote on Proposals

		For	Against	Abstain
Directors recommend a vote FOR proposal 2:
2.	Ratification of Independent Registered Public Accounting Firm	☐	☐	☐

Directors recommend a vote FOR proposal 3:
3.	Proposal to Amend Article SIXTH of the Restated Certificate of Incorporation Eliminating the Classified Structure of the Board of Directors	☐	☐	☐

Directors recommend a vote FOR proposal 4:
4.	Proposal to Amend Article FIFTH of the Restated Certificate of Incorporation Reducing the Minimum and Maximum Number of Directors	☐	☐	☐

Directors recommend a vote against proposal 5:
5.	Proposal Relating to the Redemption of the Shareholder Rights Plan	☐	☐	☐

For address changes and/or comments, please check This box and write them on the back where indicated.	☐

If you plan to attend the meeting, mark this box and bring the top portion of this card to the meeting.	☐

	Yes	No
HOUSEHOLDING ELECTION — Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Please sign name exactly as it appears on the stock certificate. Only one of several joint owners or co-owners need sign. Fiduciaries should give full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date